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                                   Exhibit 99

                                  Press Release


FOR IMMEDIATE RELEASE


INVESTOR CONTACTS:

William A. Wilson, Chairman
Boston Biomedica, Inc.
508-580-1900

                    BOSTON BIOMEDICA, INC. ADOPTS SHAREHOLDER
                              PURCHASE RIGHTS PLAN

WEST BRIDGEWATER, Mass., March 3, 2003 -- Boston Biomedica, Inc. (NASDAQ: BBII) today announced that its Board of Directors has adopted a shareholder purchase rights plan and has declared a distribution of one Right for each outstanding share of the Company's Common Stock to shareholders of record at the close of business on March 21, 2003. Initially, the Rights will trade automatically with the Common Stock and separate Right Certificates will not be issued.

The Rights Plan is designed to deter coercive or unfair takeover tactics and to ensure that all of the Company's shareholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the Company. The Rights Plan was not adopted in response to any effort to acquire the Company, and the Board is not aware of any such effort. The Rights will expire on February 27, 2013 unless earlier redeemed or exchanged.

Each Right entitles the registered holder, subject to the terms of a Rights Agreement, to purchase from the Company one one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock at a purchase price of $45.00 per one one-thousandth of a share, subject to adjustment. In general, the Rights will not be exercisable until a subsequent distribution date which will only occur if a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock or announces a tender or exchange offer that would result in such person or group owning 15% or more of the Common Stock. With respect to any person or group who currently beneficially owns 15% or more of the Company's Common Stock, the Rights will not become exercisable unless and until such person or group acquires beneficial ownership of additional shares of Common Stock.

Subject to certain limited exceptions, if a person or group acquires beneficial ownership of 15% or more of the Company's outstanding Common Stock or if a current 15% beneficial owner acquires additional shares of Common Stock, each holder of a Right (other than the 15% holder whose Rights become void once such holder reaches the 15% threshold) will thereafter have a

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right to purchase, upon payment of the purchase price of the Right, that number of shares of the Company's Common Stock which at the time of such transaction will have a market value equal to two times the purchase price of the Right.

In the event that, at any time after a person or group acquires 15% or more of the Company's Common Stock, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to purchase, upon payment of the purchase price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the purchase price of the Right.

The Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).